EXHIBIT 99.1

Curtiss-Wright Reports Second Quarter 2015 Financial Results

CHARLOTTE, N.C., July 29, 2015 (GLOBE NEWSWIRE) -- Curtiss-Wright Corporation (NYSE:CW) reported financial results for the second quarter and six months ended June 30, 2015.

Second Quarter 2015 Highlights

  The Company reaffirms expectations for operating margin of 13.3% to 13.4%, diluted EPS of $3.80 to $3.90 and adjusted free cash flow of $245 million to $265 million;
  Net sales decreased 4% to $545 million, from $569 million in 2014; Organic sales down 2%;
  Operating income decreased 9% to $65 million, from $72 million in 2014, due primarily to higher AP1000 testing costs, as expected;
  Operating margin for the second quarter decreased 70 basis points to 12.0%, from 12.7% in 2014, while year-to-date operating margin increased 70 basis points to 12.7%;
  Net earnings from continuing operations decreased 7% to $40 million, or $0.83 per diluted share, from $43 million, or $0.87 per diluted share, in 2014;
  Sale of non-core assets essentially complete, most notably the sale of our downstream oil and gas business; and
  Invested $50M in share repurchases as part of the Company's balanced capital allocation strategy.

"Our second quarter results were ahead of our expectations, as we generated $0.83 in diluted earnings per share and continue to return significant value to our shareholders despite challenging market conditions," said David C. Adams, Chairman and CEO of Curtiss-Wright Corporation. "Within the Defense segment, we produced solid profitability with strong gains in aerospace and ground defense, including the receipt of a new order for our turret drive stabilization system. We generated higher margins in both our Commercial/Industrial and Defense segments, though as expected, this performance was offset by investments in the AP1000 program, as we near the conclusion of the development phase of our first-of-a-kind reactor coolant pumps.

"Looking to the balance of 2015, we continue to anticipate further margin expansion as we accelerate toward top-quartile performance in profitability. As a result, we are maintaining our full-year diluted EPS guidance of $3.80 to $3.90, although we modified our sales outlook based on slowing conditions affecting some of our industrial businesses, particularly those with exposure to the energy markets.

"Furthermore, underscoring our commitment to return capital to shareholders, thus far in 2015, we have returned more than $100 million through consistent share repurchases and dividend distributions. We continue to actively repurchase shares under our buyback program and expect to repurchase at least $200 million this year, with the potential for an additional $100 million in opportunistic repurchases, following the recently announced expansion of our share repurchase program to $300 million. Overall, we remain committed to enhancing shareholder value by improving profitability, generating strong free cash flow and maintaining a balanced capital allocation strategy."

Second Quarter 2015 Operating Results from Continuing Operations

(In thousands)	2Q-2015	2Q-2014	% Change
Sales	$ 545,194	$ 569,198	(4%)
Operating income	65,442	72,159	(9%)
Operating margin	12.0%	12.7%	(70 bps)

Sales

Sales of $545 million in the second quarter decreased $24 million, or 4%, compared to the prior year, driven by unfavorable foreign currency translation and a 2% decline in organic growth (excluding effects of foreign currency translation, acquisitions and divestitures). Within the segments, 5% organic growth in the Defense segment was more than offset by lower organic sales in the Power segment.

From an end market perspective, sales to the commercial markets decreased 11%, while sales to the defense markets increased 9%, compared to the prior year. Please refer to the accompanying tables for a breakdown of sales by end market.

Operating Income

Operating income in the second quarter was $65 million, a decrease of $7 million, or 9%, compared to the prior year. This performance was primarily driven by reduced operating income in the Power segment, partially offset by solid organic growth and the benefit of favorable foreign currency translation in the Defense segment.

Operating margin was 12.0%, a decrease of 70 basis points over the prior year, reflecting lower segment operating income, partially offset by the benefits of our ongoing margin improvement initiatives.

Non-segment expense

Non-segment expenses were lower as compared with the prior year, primarily due to lower pension and corporate costs, partially offset by higher foreign exchange transactional losses.

Net Earnings

Second quarter net earnings decreased 7% from the comparable prior year period. Interest expense of $9 million was in-line with the prior year period. Our effective tax rate for the current quarter was 28.9%, a decrease from 31.9% in the prior year, driven by increased foreign R&D tax benefits and a reversal of tax valuation allowance.

Free Cash Flow

(In thousands)	2Q-2015	2Q-2014
Net cash generated from operating activities	$ 59,821	$ 99,010
Capital expenditures	(6,593)	(17,631)
Free cash flow	$ 53,228	$ 81,379

Free cash flow, defined as cash flow from operations less capital expenditures, was $53 million for the second quarter of 2015, compared to $81 million in the prior year period, or a decrease of approximately $28 million. Net cash generated from operating activities decreased $39 million to $60 million, primarily due to lower deferred revenues, as the prior year period included significant advanced payments related to naval defense orders. Capital expenditures decreased $11 million to $7 million, as the prior year period included investments in several facility expansions that did not recur.

New Orders and Backlog

New orders in the second quarter were $525 million, a decrease of 24% compared to the prior year, due to the timing of significant orders within the naval defense market. Backlog of $1.64 billion decreased 2% from December 31, 2014, but was 2% higher excluding the reduction resulting from the Progress Energy termination change order received in the first quarter of 2015.

Other Items – Share Repurchase

During the second quarter, the Company repurchased approximately 679,600 shares of its common stock for approximately $50 million. Year-to-date through June 30, 2015, the Company repurchased approximately 1.4 million shares of its common stock for approximately $97 million.

Other Items – Discontinued Operations

During the second quarter of 2015, the Company recorded an after-tax book charge on its discontinued operations of approximately $11 million, or $0.23 diluted earnings per share.

Full-Year 2015 Guidance

The Company is updating its full-year 2015 financial guidance as follows:

	Prior Guidance	Current Guidance	Chg vs. 2014
Total sales	$2.28 - $2.33 billion	$2.25 - $2.30 billion	1% - 3%
Operating income	$303 - $312 million	$301 - $309 million	7% - 10%
Operating margin	13.3% - 13.4%	No change	+ 70 - 80 bps
Interest expense	$37 - 38 million	$36 - 37 million
Effective tax rate	~32.0%	31.5% - 31.75%
Diluted earnings per share	$3.80 - $3.90	No change	10% - 13%
Diluted shares outstanding	47.8 million	No change
Free cash flow	$100 - $120 million	No change
Adjusted free cash flow *	$245 - $265 million	No change

Notes: A more detailed breakdown of our 2015 guidance by segment and by market can be found in the attached accompanying schedules.

Effective January 30, 2015, Curtiss-Wright elected to make a $145 million contribution to its corporate defined benefit pension plan, which is expected to significantly reduce annual pension expense and annual cash contributions going forward.

*Adjusted free cash flow guidance excludes the aforementioned pension contribution of $145 million.

Second Quarter 2015 Segment Performance

Commercial/Industrial

(In thousands)	2Q-2015	2Q-2014	% Change
Sales	$ 304,465	$ 313,798	(3%)
Operating income	45,253	45,750	(1%)
Operating margin	14.9%	14.6%	30 bps

Sales for the second quarter were $304 million, a decrease of $9 million, or 3%, over the comparable prior year period. Organic sales were flat compared to the prior year period, excluding $12 million in unfavorable foreign currency translation, primarily within the general industrial market, and a $2 million benefit from acquisitions. Within the commercial aerospace market, sales were flat as OEM production levels remained essentially in-line with prior year levels. In the general industrial market, we experienced lower international project sales of severe-service valves serving the energy markets as well as decreased sales of industrial vehicle products.  Those reductions were partially offset by higher valve sales supporting the Virginia-class submarine program in the naval defense market.

Operating income in the second quarter was $45 million, down 1% from the comparable prior year period, while operating margin increased 30 basis points to 14.9%. Our results were principally aided by higher sales volumes of sensors and controls products, as well as the benefit of our ongoing margin improvement initiatives. We also experienced higher profitability for industrial vehicle products, despite lower sales volumes, due to ongoing margin improvement initiatives. Those improvements in operating income and margin were offset by lower sales of industrial valves and surface treatment services, as well as $1 million in unfavorable foreign currency translation.

Defense

(In thousands)	2Q-2015	2Q-2014	% Change
Sales	$ 119,651	$ 118,507	1%
Operating income	24,391	18,002	35%
Operating margin	20.4%	15.2%	520 bps

Sales for the second quarter were $120 million, an increase of $1 million, or 1%, over the comparable prior year period. Organic sales increased 5% over the prior year period, excluding $4 million in unfavorable foreign currency translation. Our results reflect higher ground defense sales, driven by continued strong demand for turret drive stabilization systems, including a new award in the current quarter on the U.K. Scout program. In aerospace defense, we experienced improved sales of embedded computing products serving various fighter jet and UAV programs, most notably the JSF and Global Hawk programs. These increases were partially offset by lower quarter-over-quarter revenues related to avionics and flight test equipment within the commercial aerospace market.

Operating income in the second quarter was $24 million, an increase of $6 million, or 35%, compared to the prior year period, while operating margin improved 520 basis points to 20.4%.  On an organic basis, operating income improved 21% and operating margin increased 240 basis points as compared to the prior year, excluding $3 million in favorable foreign currency translation. This strong improvement in operating income and operating margin was driven by higher sales of turret drive stabilization systems and embedded computing products, as well as the benefits of our ongoing margin improvement initiatives.

Power

(In thousands)	2Q-2015	2Q-2014	% Change
Sales	$ 121,078	$ 136,893	(12%)
Operating income	1,454	14,865	(90%)
Operating margin	1.2%	10.9%	(970 bps)

Sales for the second quarter were $121 million, a decrease of $16 million, or 12%, compared to the prior year period. Within the power generation market, our results primarily reflect lower revenues on the domestic and China AP1000 programs compared to the prior year period. We also experienced lower aftermarket sales supporting domestic nuclear operating reactors, as a result of ongoing deferred spending on maintenance and upgrades, which more than offset higher sales supporting international reactors. Naval defense market sales were essentially flat, as higher sales of pumps and generators supporting the Virginia-class submarine program were mainly offset by decreased production on the Ford-class aircraft carrier program.

Operating income in the second quarter was $1 million, a 90% decrease from the comparable prior year period, while operating margin declined 970 basis points to 1.2%. Our results, as expected, were primarily impacted by higher costs relative to the engineering and endurance testing, as well as additional costs relative to final modifications to our reactor coolant pumps on the AP1000 program. Current quarter profitability was also impacted by lower aftermarket sales volumes in the power generation market.

Conference Call Information

The Company will host a conference call to discuss second quarter 2015 financial results and updates to 2015 guidance at 9:00 a.m. EDT on Thursday, July 30, 2015. A live webcast of the call and the accompanying financial presentation will be made available on the internet by visiting the Investor Relations section of the Company's website at www.curtisswright.com.

(Tables to Follow)

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
($'s in thousands, except per share data)

	Three Months Ended				Six Months Ended
	June 30,		Change		June 30,		Change
	2015	2014	$	%	2015	2014	$	%
Product sales	$ 439,871	$ 457,873	$ (18,002)	(4%)	$ 885,558	$ 894,100	$ (8,542)	(1%)
Service sales	105,323	111,325	(6,002)	(5%)	205,835	218,057	(12,222)	(6%)
Total net sales	545,194	569,198	(24,004)	(4%)	1,091,393	1,112,157	(20,764)	(2%)

Cost of product sales	287,685	299,525	(11,840)	(4%)	580,694	588,459	(7,765)	(1%)
Cost of service sales	75,158	71,442	3,716	5%	137,252	140,853	(3,601)	(3%)
Total cost of sales	362,843	370,967	(8,124)	(2%)	717,946	729,312	(11,366)	(2%)

Gross profit	182,351	198,231	(15,880)	(8%)	373,447	382,845	(9,398)	(2%)

Research and development expenses	15,321	17,364	(2,043)	(12%)	30,583	34,241	(3,658)	(11%)
Selling expenses	29,105	32,099	(2,994)	(9%)	60,193	64,730	(4,537)	(7%)
General and administrative expenses	72,483	76,609	(4,126)	(5%)	144,394	150,681	(6,287)	(4%)

Operating income	65,442	72,159	(6,717)	(9%)	138,277	133,193	5,084	4%

Interest expense	(8,985)	(8,986)	1	0%	(17,981)	(18,041)	60	0%
Other income, net	(37)	(23)	(14)	NM	444	89	355	NM

Earnings before income taxes	56,420	63,150	(6,730)	(11%)	120,740	115,241	5,499	5%
Provision for income taxes	16,299	20,141	(3,842)	(19%)	37,396	35,802	1,594	4%
Earnings from continuing operations	$ 40,121	$ 43,009	$ (2,888)	(7%)	$ 83,344	$ 79,439	$ 3,905	5%

Loss from discontinued operations, net of tax	(14,384)	(6,618)	(7,766)	NM	(41,616)	(7,884)	(33,732)	NM

Net earnings	$ 25,737	$ 36,391	$ (10,654)	(29%)	$ 41,728	$ 71,555	$ (29,827)	(42%)

Basic earnings per share
Earnings from continuing operations	$ 0.85	$ 0.90			$ 1.76	$ 1.65
Earnings from discontinued operations	(0.31)	(0.14)			(0.88)	(0.16)
Total	$ 0.54	$ 0.76			$ 0.88	$ 1.49

Diluted earnings per share
Earnings from continuing operations	$ 0.83	$ 0.87			$ 1.72	$ 1.62
Earnings from discontinued operations	(0.30)	(0.13)			(0.86)	(0.16)
Total	$ 0.53	$ 0.74			$ 0.86	$ 1.46

Dividends per share	$ 0.13	$ 0.13			$ 0.26	$ 0.26

Weighted average shares outstanding:
Basic	47,224	48,175			47,466	48,055
Diluted	48,258	49,239			48,487	49,160

NM- not meaningful

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($'s in thousands, except par value)

	June 30,	December 31,	Change
	2015	2014	%
Assets
Current assets:
Cash and cash equivalents	$ 244,980	$ 450,116	(46%)
Receivables, net	523,212	495,480	6%
Inventories, net	400,670	388,670	3%
Deferred tax assets, net	43,156	44,311	(3%)
Assets held for sale	14,761	147,347	(90%)
Income tax receivable	75,894	5,583	1259%
Other current assets	31,974	39,568	(19%)
Total current assets	1,334,647	1,571,075	(15%)
Property, plant, and equipment, net	433,747	458,919	(5%)
Goodwill	991,283	998,506	(1%)
Other intangible assets, net	333,992	349,227	(4%)
Other assets	18,942	21,784	(13%)
Total assets	$ 3,112,611	$ 3,399,511	(8%)

Liabilities
Current liabilities:
Current portion of long-term and short term debt	$ 1,039	$ 1,069	(3%)
Accounts payable	138,134	152,266	(9%)
Accrued expenses	112,304	145,938	(23%)
Income taxes payable	6,137	22,472	(73%)
Deferred revenue	154,578	176,693	(13%)
Liabilities held for sale	1,750	35,392	(95%)
Other current liabilities	51,199	38,163	34%
Total current liabilities	465,141	571,993	(19%)
Long-term debt	948,957	953,279	(0%)
Deferred tax liabilities, net	105,844	51,554	105%
Accrued pension and other postretirement benefit costs	71,463	226,687	(68%)
Long-term portion of environmental reserves	14,606	14,911	(2%)
Other liabilities	98,000	102,654	(5%)
Total liabilities	1,704,011	1,921,078	(11%)

Stockholders' equity
Common stock, $1 par value	49,190	49,190	0%
Additional paid in capital	154,541	158,043	(2%)
Retained earnings	1,498,742	1,469,306	2%
Accumulated other comprehensive loss	(148,234)	(128,411)	15%
Less: cost of treasury stock	(145,639)	(69,695)	109%
Total stockholders' equity	1,408,600	1,478,433	(5%)

Total liabilities and stockholders' equity	$ 3,112,611	$ 3,399,511	(8%)

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
($'s in thousands)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			Change			Change
	2015	2014	%	2015	2014	%
Sales:
Commercial/Industrial	$ 304,465	$ 313,798	(3%)	$ 602,352	$ 614,751	(2%)
Defense	119,651	118,507	1%	233,151	230,878	1%
Power	121,078	136,893	(12%)	255,890	266,528	(4%)

Total sales	$ 545,194	$ 569,198	(4%)	$ 1,091,393	$ 1,112,157	(2%)

Operating income (expense):
Commercial/Industrial	$ 45,253	$ 45,750	(1%)	$ 88,542	$ 84,246	5%
Defense	24,391	18,002	35%	42,418	33,786	26%
Power	1,454	14,865	(90%)	20,966	29,140	(28%)

Total segments	$ 71,098	$ 78,617	(10%)	$ 151,926	$ 147,172	3%
Corporate and other	(5,656)	(6,458)	12%	(13,649)	(13,979)	2%

Total operating income	$ 65,442	$ 72,159	(9%)	$ 138,277	$ 133,193	4%

Operating margins:
Commercial/Industrial	14.9%	14.6%		14.7%	13.7%
Defense	20.4%	15.2%		18.2%	14.6%
Power	1.2%	10.9%		8.2%	10.9%
Total Curtiss-Wright	12.0%	12.7%		12.7%	12.0%

Segment margins	13.0%	13.8%		13.9%	13.2%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SALES BY END MARKET (UNAUDITED)
($'s in thousands)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			Change			Change
	2015	2014	%	2015	2014	%
Defense markets:
Aerospace	$ 75,761	$ 65,930	15%	$ 147,107	$ 137,535	7%
Ground	24,238	17,680	37%	42,893	31,539	36%
Naval	99,704	99,816	(0%)	188,766	187,701	1%
Other	1,942	1,307	49%	4,669	2,264	106%
Total Defense	$ 201,645	$ 184,733	9%	$ 383,435	$ 359,039	7%

Commercial markets:
Commercial Aerospace	$ 98,191	$ 106,488	(8%)	$ 199,209	$ 209,529	(5%)
Power Generation	94,242	109,443	(14%)	207,478	218,529	(5%)
General Industrial	151,116	168,534	(10%)	301,271	325,060	(7%)
Total Commercial	$ 343,549	$ 384,465	(11%)	$ 707,958	$ 753,118	(6%)

Total Curtiss-Wright	$ 545,194	$ 569,198	(4%)	$ 1,091,393	$ 1,112,157	(2%)

Use of Non-GAAP Financial Information

The Corporation supplements our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial information. We believe that these non-GAAP measures provide investors with additional insight into the company's ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:

Organic Revenue and Organic Operating income

The Corporation discloses organic revenue and organic operating income because the Corporation believes it provides investors with insight as to the Company's ongoing business performance. Organic revenue and organic operating income are defined as revenue and operating income excluding the impact of foreign currency fluctuations and contributions from acquisitions made during the last twelve months.

	Three Months Ended
	June 30,
	2015 vs 2014
	Commercial/Industrial		Defense		Power		Total Curtiss-Wright
	Sales	Operating income	Sales	Operating income	Sales	Operating income	Sales	Operating income
Organic	0%	(0%)	5%	21%	(12%)	(90%)	(2%)	(12%)
Acquisitions	1%	1%	0%	0%	0%	0%	1%	1%
Foreign Currency	(4%)	(2%)	(4%)	14%	(0%)	0%	(3%)	2%
Total	(3%)	(1%)	1%	35%	(12%)	(90%)	(4%)	(9%)

	Six Months Ended
	June 30,
	2015 vs 2014
	Commercial		Defense		Power		Total Curtiss-Wright
	Sales	Operating income	Sales	Operating income	Sales	Operating income	Sales	Operating income
Organic	1%	6%	4%	12%	(4%)	(28%)	0%	1%
Acquisitions	0%	0%	0%	0%	0%	(0%)	1%	0%
Foreign Currency	(3%)	(1%)	(3%)	14%	(0%)	(0%)	(3%)	3%
Total	(2%)	5%	1%	26%	(4%)	(28%)	(2%)	4%

Free Cash Flow

The Corporation discloses free cash flow because the Corporation believes it measures cash flow available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
($'s in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net cash used by operating activities	$ 59,821	$ 99,010	$ (111,270)	$ 84,417
Capital expenditures	(6,593)	(17,631)	(15,689)	(35,996)
Free cash flow	$ 53,228	$ 81,379	$ (126,959)	$ 48,421

Pension Payment	--	18,500	145,000	26,300

Adjusted free cash flow	$ 53,228	$ 99,879	$ 18,041	$ 74,721

Cash conversion *	133%	232%	22%	94%

*Cash conversion is calculated as adjusted free cash flow divided by earnings from continuing operations

CURTISS-WRIGHT CORPORATION
2015 Guidance (from Continuing Operations)
As of July 29, 2015
($'s in millions, except per share data)

	2014 Pro	2015 Guidance
	Forma	Low	High
Sales:
Commercial/Industrial	$ 1,228	$ 1,235	$ 1,255
Defense	490	500	515
Power	525	515	530
Total sales	$ 2,243	$ 2,250	$ 2,300

Operating income:
Commercial/Industrial	$ 179	$ 185	188
Defense	83	90	93
Power	51	59	61
Total segments	313	334	342
Corporate and other	(30)	(33)	(33)
Total operating income	$ 282	$ 301	$ 309

Interest expense	$ (36)	$ (36)	$ (37)
Earnings before income taxes	247	265	273
Provision for income taxes	(77)	(84)	(87)
Net earnings	$ 170	$ 182	$ 186

Reported diluted earnings per share	$ 3.46	$ 3.80	$ 3.90
Diluted shares outstanding	49.0	47.8	47.8
Effective tax rate	31.2%	31.5%	31.8%

Operating margins:
Commercial/Industrial	14.5%	14.9%	15.0%
Defense	16.9%	18.0%	18.1%
Power	9.8%	11.4%	11.5%
Total operating margin	12.6%	13.3%	13.4%

Note: Full year amounts may not add due to rounding

CURTISS-WRIGHT CORPORATION
2015 Sales Growth Guidance by End Market (from Continuing Operations)
As of July 29, 2015

	2015 % Change (vs 2014)
	Low	High

Defense Markets
Aerospace	2%	6%
Ground	13%	17%
Navy	(2%)	2%
Total Defense (Including Other Defense)	2%	4%

Commercial Markets
Commercial Aerospace	(2%)	2%
Power Generation	(2%)	2%
General Industrial	0%	4%
Total Commercial	0%	2%

Total Curtiss-Wright Sales	1%	3%

Note: Full year amounts may not add due to rounding

About Curtiss-Wright Corporation

Curtiss-Wright Corporation (NYSE:CW) is a global innovative company that delivers highly engineered, critical function products and services to the commercial, industrial, defense and energy markets. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing reliable solutions through trusted customer relationships. The company employs approximately 9,000 people worldwide. For more information, visit www.curtisswright.com.

Certain statements made in this release, including statements about future revenue, financial performance guidance, quarterly and annual revenue, net income, operating income growth, future business opportunities, cost saving initiatives, the successful integration of our acquisitions, the successful sale of our businesses held for sale, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.

CONTACT: Jim Ryan
         (704) 869-4621
         Jim.Ryan@curtisswright.com